For immediate release

GSRX INDUSTRIES INC. REPORTS RECORD QUARTERLY REVENUES OF $2,866,079 FOR 1ST QUARTER 2019

Dorado, Puerto Rico, May 15, 2019 – GSRX Industries Inc. (OTCQB: GSRX) (“GSRX” or the “Company”) today announced financial results for the first quarter ended March 31, 2019.

1st Quarter 2019 Highlights

●	Total revenues generated were $2,866,079, an increase of $1,204,575, or 73%, from the quarter ended December 31, 2019. Gross profit was $1,485,459, an increase of 102% from the prior quarter.

●	The net loss from operations attributable to GSRX increased for the quarter ended March 31, 2019 to approximately $3,087,201 or $0.07 per share, compared to a loss of approximately $2,591,640 or $0.05 per share for the quarter ended December 31, 2018. Net loss from operations, excluding stock based compensation, was $951,468 for the first quarter, compared with a loss of $1,479,184 for the prior quarter, an improvement of 36%.

“We are pleased to report an outstanding performance for the most recent quarter of operations,” said Les Ball, GSRX Chief Executive Officer. “We continue to meet our operations goals, exceed revenue expectations and judiciously expand our operations. We are looking forward to continued growth throughout 2019.”

About GSRX Industries Inc.

GSRX Industries Inc. (OTCQB: GSRX), through its subsidiaries, is in the business of acquiring, developing, and operating retail cannabis dispensaries and non-THC CBD retail stores. GSRX also is in the process of expanding its business to include distribution, extraction and light manufacturing, and delivery of cannabis and cannabinoid products. Currently, GSRX operates five cannabis dispensaries in Puerto Rico under the name Green Spirit RX, one dispensary in California under the name The Green Room, and has five additional pre-qualified locations in Puerto Rico, all of which are in various phases of development and construction. GSRX also owns and operates the e-commerce site GetPureAndNatural.com, which offers a broad range of premium hemp extract products.

Forward-Looking Statements

This press release contains forward-looking statements. Such statements include statements regarding our expectations, hopes, beliefs or intentions regarding the future, including but not limited to statements regarding our market, strategy, competition, development plans (including acquisitions and expansion), financing, anticipated revenues, operations, and compliance with applicable laws. Forward-looking statements involve certain risks and uncertainties, and actual results may differ materially from those discussed in any such statement. Factors that could cause actual results to differ materially from such forward-looking statements include the risks described in greater detail in the following paragraphs. All forward-looking statements in this document are made as of the date hereof, based on information available to us as of the date hereof, and we assume no obligation to update any forward-looking statement except where applicable law requires us to update these statements. Market data used throughout this prospectus is based on published third party reports or the good faith estimates of management, which estimates are based upon their review of internal surveys, independent industry publications and other publicly available information.

Contact:

Paul Gendreau

PGPR

paul@pgprmedia.com

678-807-7945